FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT (the "**Amendment**") is made and entered into as of April 14, 2025 , by and between **SAN DIEGO UTC HOLDINGS LLC**, a Delaware limited liability company, hereafter called "**Landlord**," and **CLOUDHANDS, INC.**, a Delaware corporation, hereafter called "**Tenant**."

RECITALS

A. Landlord and Tenant (formerly known as Robot Cache US Inc.) are parties to that certain lease dated August 11, 2022 (the "**Lease**"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 5,498 rentable square feet (the "**Premises**") described as Suite 200 in the building located at 4330 La Jolla Village Drive, San Diego, California (the "**Building**").

B. Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I. **AMENDMENT**. Effective as of the date hereof, Landlord and Tenant agree that the Lease will be amended in accordance with the following terms and conditions:

A. Security Deposit. Following the Expiration Date (*i.e.*, June 30, 2025), Tenant hereby authorizes Landlord to retain any remaining balance of the Security Deposit presently being held by Landlord pursuant to Section 4.3 of the Lease, and apply such funds (i) to the security deposit required by Landlord's affiliate, 4370 La Jolla Village LLC, a Delaware limited liability company ("**Landlord's Affiliate**"), under a new lease between Landlord's Affiliate and Tenant for the premises located at 4370 La Jolla Village Drive, Suite 240, San Diego, California, which is being executed concurrently herewith, and (ii) as a credit against rent due under such lease, as applicable.

II. **GENERAL**.

A. Effect of Amendments. The Lease remains in full force and effect except to the extent that it is modified by this Amendment.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances will Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C. Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is deemed to be an original; all, however, will constitute but one and the same amendment. The parties expressly agree that one or each of the parties may execute and deliver this Amendment electronically using a certificate-based electronic signature and delivery software service approved and initiated by Landlord that provides an audit trail and method for authenticating signers (the "**Approved Service**"). The Approved Service will have the same legal effect as a handwritten signature and will be admissible evidence of the parties' mutual intent to be legally bound by this Amendment. The parties declare that they have received all of the information required to be fully aware of the certificate-based electronic signature software process and each party hereby waives any claim which it may have against the enforceability of this Amendment based on the use of the Approved Service.

D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease will have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E. Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F. Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees also apply to this Amendment.

G. Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord will be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company ("**Landlord's**

Broker") is the agent of Landlord exclusively and [NONE] ("**Tenant's Broker**") is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant's Broker. If there is no Tenant's Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord's Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, will be binding and enforceable in connection with the negotiation of this Amendment.

H. Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord will not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

I. Nondisclosure of Terms. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant will disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

SAN DIEGO UTC HOLDINGS LLC,
a Delaware limited liability company

By: DocuSigned by: Steven M. Case
F0A456843C05499...

Steven M. Case
Executive Vice President
Office Properties

By: DocuSigned by: Christopher Gash
9E80617D261242A...

Christopher Gash
Regional Vice President, Operations
Office Properties

Initial
SM

TENANT:

CLOUDHANDS, INC.,
a Delaware corporation

By: Signed by: Rodney Humble
DDAEC74F60F34B3...

Rodney Humble
CEO